Exhibit D

January 3, 2022

Minister of Economy and Special Secretary of the National Treasury

Ministry of Economy - Federative Republic of Brazil

Esplanada dos Ministérios

Bloco P

70048-900, Brasília-DF

Brazil

Re:	The Federative Republic of Brazil

Registration Statement on Schedule B

Ladies and Gentlemen:

I, the Attorney of the Office of the Attorney General of the National Treasury of the Ministry of Economy of the Federative Republic of Brazil (“Brazil”), have reviewed the Registration Statement being filed on the date hereof under Schedule B of the Securities Act of 1933 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) pursuant to which Brazil proposes to issue and sell from time to time up to US.$26,401,970,000 aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities.

The present opinion is being delivered to you solely upon the examination of the documents listed below, and in accordance with the relevant Brazilian law in force as of the date hereof; therefore, I express no opinion other than as to the laws of Brazil. I have assumed for the purpose of this opinion (except with respect to matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance, execution and delivery of the Debt Securities (other than by Brazil) have been or will be duly authorized, executed and delivered by the appropriate party or parties thereto (other than Brazil) and that each such party (other than Brazil), has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under each of the documents to which it is a party; (b) the authenticity of all documents examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures (other than signatures of officials of Brazil); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States Federal law, are relevant to the opinion expressed below, I have relied, without making any independent investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to Brazil, dated the date hereof.

In arriving at the opinion expressed below, I have reviewed the following provisions, laws, decrees, regulations, documents and instruments:

(a) the Registration Statement and the prospectus contained therein (the “Prospectus”);

(b) the Indenture dated July 2, 2015 (the “Indenture”) between Brazil and The Bank of New York Mellon (the “Trustee”), including the form of Debt Securities attached thereto; and

(c) all relevant provisions of the Constitution of the Federative Republic of Brazil and all relevant laws and orders of Brazil and other governmental acts under which the issuance of the Debt Securities has been authorized, including, but not limited to, the following (English translations of which are attached as exhibits hereto):

(i) Resolution No. 20 dated November 16, 2004 of the Federal Senate of Brazil, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that under and with respect to the present laws of Brazil, the Debt Securities, when duly authorized, executed and delivered by Brazil pursuant to the Indenture, and assuming due authentication thereof by the Trustee pursuant to the Indenture, will constitute valid and legally binding obligations of Brazil. The contents of this legal opinion are limited to the laws and other referred rules of Brazil. No opinions are expressed in respect of matters and conventions governed by other laws applicable in jurisdictions other than Brazil.

I hereby consent to the filing of this opinion with the Registration Statement and to the reference to the Authorized Attorney General of the National Treasury under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and in any prospectus supplement relating to the offer of the Debt Securities. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Fabiani Fadel Borin
Fabiani Fadel Borin
Attorney of the National Treasury of Brazil

[TRANSLATION]

THE CONSTITUTION OF THE FEDERATIVE REPUBLIC OF BRAZIL

“ Article 52 – The Federal Senate is empowered to:

V - authorize foreign transactions of financial nature, of the interest of the Union, the States, the Federal District, the Territories and the Municipalities;”

[TRANSLATION]

RESOLUTION NO. 20 DATED NOVEMBER 16, 2004 FROM THE FEDERAL SENATE OF BRAZIL

“Authorizes the Union to execute the Securities Issuances and National Treasury External Liability Management Program, as well as setting forth further measures.

The Federal Senate resolves that:

Article 1st. - The Union is authorized, under the terms of Resolution no. 96, of 1989, reinstated by Resolution no. 17, of 1992, both from the Federal Senate, to execute the Securities Issuances and Federal Treasury External Liability Management Program, which consists of the following transactions:

I – issuance of securities by the National Treasury in external markets, in local or foreign currency;

II – liability management of the National Treasury’s indebtedness, contemplating transactions of purchase, exchange and other categories of transactions, including through financial derivatives.

Sole paragraph. The Union is authorized to engage both domestic and foreign financial institutions to work in the external financial markets, in the transactions covered by this Resolution.

Article 2nd. - The issuances and liability management transactions referred to by Article 1st have the following characteristics:

I – amount of issuance and placement of securities: up to US$75,000,000,000.00 (seventy five billion dollars), or the equivalent in other currencies, placed in one or more series;

II – types of securities: securities will be issued as registered or bearer securities, and may or may not be listed in stock exchanges, as deemed convenient for their marketability;

III – form of placement: through an international placement;

IV – term: to be defined at the time of negotiations;

V – interest: to be defined, both for purposes of applicable rates and for purposes of frequency of payments, at the time of negotiations;

VI – use of proceeds: payment of the Federal Public Debt, for which the National Treasury is liable.”

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